Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler Senior Director, Investor Relations ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2024 FINANCIAL RESULTS

•	Second Quarter Sales Decreased to $322.1 Million

•	Second Quarter Comparable Store Sales Decreased 2.3%

•	Second Quarter Diluted EPS of $.40; Adjusted Diluted EPS[1] of $.41

•	Generated Cash from Operating Activities of $98 Million for the First Half of Fiscal 2024

•	Distributed Second Quarter Fiscal 2024 Cash Dividend of $.28 per Share

ROCHESTER, N.Y. – October 25, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 23, 2023.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 30, 2024 (“fiscal 2024”) decreased 2.3% to $322.1 million, as compared to $329.8 million for the second quarter of the fiscal year ended March 25, 2023 (“fiscal 2023”). Comparable store sales decreased 2.3% for the period due to consumers deferring tire purchases as persistent inflationary pressures impacted purchases of higher-ticket items across the retail spectrum. This compares to an increase in comparable store sales of 1.3% in the prior year period. Sales from new stores increased $1.2 million, primarily from recent acquisitions.

Comparable store sales decreased approximately 3% for brakes, 4% for tires and alignments and 5% for front end/shocks compared to the prior year period. Comparable store sales increased approximately 12% for batteries and were flat for maintenance services compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Gross margin increased 30 basis points compared to the prior year period, primarily resulting from lower material costs as a percentage of sales, which were partially offset by higher distribution and occupancy costs as a percentage of sales as well as higher technician labor costs as a percentage of sales due to wage inflation.

Total operating expenses for the second quarter of fiscal 2024 were $92.6 million, or 28.8% of sales, as compared to $93.3 million, or 28.3% of sales in the prior year period. The increase as a percentage of sales was principally due to lower year-over-year comparable store sales.

Operating income for the second quarter of fiscal 2024 was $22.4 million, or 6.9% of sales, as compared to $23.5 million, or 7.1% of sales in the prior year period.

Interest expense was $4.8 million for the second quarter of fiscal 2024, as compared to $5.7 million for the second quarter of fiscal 2023, principally due to a decrease in weighted average debt.

Income tax expense in the second quarter of fiscal 2024 was $4.7 million, or an effective tax rate of 26.8%, compared to $4.7 million, or an effective tax rate of 26.6% in the prior year period.

Net income for the second quarter of fiscal 2024 was $12.9 million, as compared to $13.1 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2024 was $.40, compared to $.40 in the second quarter of fiscal 2023. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2024 was $.41. This compares to adjusted diluted earnings per share of $.43 in the second quarter of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the second quarters of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the second quarter of fiscal 2024, the Company closed one store. Monro ended the quarter with 1,298 company-operated stores and 77 franchised locations.

“Our second quarter comparable store sales decline of approximately 2% reflects topline results that were challenged. This was due to consumers deferring tire purchases as persistent inflationary pressures impacted purchases of higher-ticket items across the retail spectrum. This was clearly evidenced by an industry-wide slowdown in tire unit sales in the regions of the country where a vast majority of our store footprint is concentrated. This led to pressured store traffic, which was not supportive to sales of our higher-margin service categories in the quarter. While our tire units were down approximately 10%, leveraging the strength of our manufacturer-funded promotions allowed us to optimize our assortment for improved tire profitability in the quarter. And, while continued consumer trade down dynamics led to a higher proportion of lower-margin opening price point tires within overall industry unit sales, we remained focused on maintaining a healthy mix of opening price point tires in the quarter. Encouragingly, based on retail sell-out data from Torqata, a subsidiary of American Tire Distributors, we maintained our tire market share in our higher-margin tiers. We mitigated this industry-wide slowdown with actions to reduce non-productive labor costs, including overtime hours in our stores. Despite a tough macro-economic environment, the resiliency of our business model allowed us to expand gross margin and maintain our year-over-year profitability even on lower tire sales volumes. While our preliminary comp store sales for fiscal October are down approximately 5%, our stores are properly staffed and ready for the back-half of the year. We will remain relentlessly focused on achieving comp sales growth through accelerating growth in our 300 small or underperforming stores, maintaining a balanced approach between our tire and service categories with competitive pricing to drive store traffic and continuously improving our customer experience. We will also strive to expand our gross margins through properly training our Teammates to maximize their productivity. Given the current pressures on the consumer, we are also laser focused on maximizing profitability through prudent cost control, which includes right sizing our fixed costs and rationalizing unproductive labor. While we take these actions, we will not cut productive labor at the sacrifice of our standards and to the detriment of our long-term service model. In addition, we will create cash by optimizing inventory and leveraging the strength of our vendor partners for better availability, quality and cost of parts and tires in our stores”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “While we will need to see an improvement in the overall health of the consumer before we can fully capitalize on longer-term industry tailwinds, we have successfully re-positioned our cost structure to deliver improved profitability even on lower comp store sales.”

First Six Months Results2

For the current six-month period:

•

Sales decreased 4.5% to $649.1 million from $679.4 million in the same period of the prior year. Comparable store sales decreased 0.9%, compared to increases of 0.8% for total company and 2.0% for Retail locations in the prior year period.

•	Gross margin for the six-month period was 35.3%, compared to 35.2% in the prior year period.

•	Operating income was 6.1% of sales, compared to 7.3% in the prior year period.

•	Net income for the first six months of fiscal 2024 was $21.7 million, or $.68 per diluted share, as compared to $25.6 million, or $.77 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first six months of fiscal 2024 was $.72. This compares to adjusted diluted earnings per share of $.85 in the first six months of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first six months of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first half of fiscal 2024, the Company generated operating cash flow of approximately $98 million. As of September 23, 2023, the Company had cash and cash equivalents of approximately $9 million and availability on its revolving credit facility of approximately $515 million.

Second Quarter Fiscal 2024 Cash Dividend

On September 5, 2023, the Company paid a cash dividend for the second quarter of fiscal 2024 of $.28 per share.

[2]	Financial performance includes the results of the divested Wholesale and tire distribution assets for fiscal 2023 through June 16th.

Share Repurchases

The Company maintains a share repurchase program authorizing the Company to repurchase up to $150 million of its common stock, with approximately $53 million remaining for future repurchases.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Outlook

Monro is not providing fiscal 2024 financial guidance at this time but will provide perspective on its outlook for fiscal 2024 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, October 25, 2023 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 270827. A replay will be available approximately two hours after the recording through Wednesday, November 8, 2023 and can be accessed by dialing 1-866-813-9403 and using the required access code of 423916. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.3 billion in sales in fiscal 2023 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “focus,” “outlook,” “strive,” “anticipate,” “believe,” “could,” “may,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, realizing the anticipated benefits of the divestiture of the Company’s wholesale tire and distribution assets, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2023. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s equity capital structure recapitalization, transition costs related to the Company’s back-office optimization, corporate headquarters relocation costs, and items related to store closings, as well as acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2023	2022	% Change
Sales	$322,091	$329,818	(2.3)%
Cost of sales, including distribution and occupancy costs	207,118	213,083	(2.8)%

Gross profit	114,973	116,735	(1.5)%
Operating, selling, general and administrative expenses	92,618	93,262	(0.7)%

Operating income	22,355	23,473	(4.8)%
Interest expense, net	4,801	5,705	(15.8)%
Other income, net	(34)	(98)	(65.3)%

Income before income taxes	17,588	17,866	(1.6)%
Provision for income taxes	4,716	4,745	(0.6)%

Net income	$12,872	$13,121	(1.9)%

Diluted earnings per share	$0.40	$0.40	(0.0)%

Weighted average number of diluted shares outstanding	32,272	32,729
Number of stores open (at end of quarter)	1,298	1,297

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2023	2022	% Change
Sales	$649,059	$679,353	(4.5)%
Cost of sales, including distribution and occupancy costs	419,691	440,429	(4.7)%

Gross profit	229,368	238,924	(4.0)%
Operating, selling, general and administrative expenses	189,664	189,197	0.2%

Operating income	39,704	49,727	(20.2)%
Interest expense, net	10,009	11,364	(11.9)%
Other income, net	(92)	(178)	(48.3)%

Income before income taxes	29,787	38,541	(22.7)%
Provision for income taxes	8,086	12,936	(37.5)%

Net income	$21,701	$25,605	(15.2)%

Diluted earnings per share	$0.68	$0.77	(11.7)%

Weighted average number of diluted shares outstanding	32,112	33,349

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 23, 2023	March 25, 2023
Assets
Cash and equivalents	$9,053	$4,884
Inventories	146,679	147,397
Other current assets	92,122	106,186

Total current assets	247,854	258,467
Property and equipment, net	289,568	304,989
Finance lease and financing obligation assets, net	197,296	217,174
Operating lease assets, net	204,158	211,101
Other non-current assets	787,893	785,146

Total assets	$1,726,769	$1,776,877

Liabilities and Shareholders’ Equity
Current liabilities	$472,367	$449,177
Long-term debt	55,000	105,000
Long-term finance leases and financing obligations	269,666	295,281
Long-term operating lease liabilities	184,163	191,107
Other long-term liabilities	45,430	41,390

Total liabilities	1,026,626	1,081,955
Total shareholders’ equity	700,143	694,922

Total assets	$1,726,769	$1,776,877

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal September
	2023	2022
Diluted EPS	$0.40	$0.40
Net gain on sale of wholesale tire and distribution assets (a)	—	(0.02)
Store closing costs	—	0.01
Management restructuring/transition costs	—	0.03
Costs related to shareholder matters	0.01	0.01

Adjusted Diluted EPS	$0.41	$0.43

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2023	2022
Net Income	$12,872	$13,121
Net gain on sale of wholesale tire and distribution assets (a)	—	(788)
Store closing costs	(43)	230
Monro.Forward initiative costs	—	19
Acquisition due diligence and integration costs	—	1
Management restructuring/transition costs	—	1,338
Costs related to shareholder matters	439	317
Transition costs related to back-office optimization	97	—
Corporate headquarters relocation costs	60	—
Provision for income taxes on pre-tax adjustments (b)	(143)	(280)

Adjusted Net Income	$13,282	$13,958

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended Fiscal September
	2023	2022
Diluted EPS	$0.68	$0.77
Net gain on sale of wholesale tire and distribution assets (a)	—	(0.05)
Store closing costs	—	0.01
Management restructuring/transition costs	—	0.03
Costs related to shareholder matters	0.03	0.01
Transition costs related to back-office optimization	0.01	—
Certain discrete tax items (c)	—	0.08

Adjusted Diluted EPS	$0.72	$0.85

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2023	2022
Net Income	$21,701	$25,605
Net gain on sale of wholesale tire and distribution assets (a)	—	(1,968)
Store closing costs	4	226
Monro.Forward initiative costs	—	42
Acquisition due diligence and integration costs	5	(9)
Management restructuring/transition costs	—	1,338
Costs related to shareholder matters	1,275	317
Transition costs related to back-office optimization	641	—
Corporate headquarters relocation costs	60	—
Provision for income taxes on pre-tax adjustments (b)	(502)	13
Certain discrete tax items (c)	—	2,644

Adjusted Net Income	$23,184	$28,208

a)	Amount includes gain on sale of a related warehouse, net of associated closing costs.
b)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

c)

Amount relates to the sale of wholesale tire locations and distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.